Exhibit 10.18

Tier II, III and IV

FLUENCE ENERGY, INC. 2021 INCENTIVE AWARD PLAN
PERFORMANCE SHARE UNIT GRANT NOTICE
Capitalized terms not specifically defined in this Performance Share Unit Grant Notice (the “Grant Notice”) have the meanings given to them in the 2021 Incentive Award Plan (as amended from time to time, the “Plan”) of Fluence Energy, Inc. (the “Company”).
The Company has granted to the Performance Share Units described in this Grant Notice (the “PSUs”), subject to the terms and conditions of the Plan and the Performance Share Unit Agreement attached as Exhibit A (the “Agreement”), the special provisions for the Participant’s country of residence, if any, attached to the Agreement as Annex A-1 (the “Foreign Annex”), and the vesting schedule (including Performance Criteria) attached as Exhibit B (the “Vesting Schedule”), the terms of which are incorporated into this Grant Notice by reference. The name of participant receiving these PSUs (“Participant”) and the individual grant details, such as Grant Date and number of PSUs (each as referenced herein), have been provided concurrently with this Grant Notice through our electronic acceptance system and are incorporated by reference into this Grant Notice as if included herein.
By Participant’s acceptance of the PSUs through our electronic acceptance system, Participant agrees to be bound by the terms of this Grant Notice, the Plan, the Agreement, the Foreign Annex and the Vesting Schedule. Participant has reviewed the Plan, this Grant Notice, the Foreign Annex, the Vesting Schedule and the Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to accepting this Grant Notice and fully understands all provisions of the Plan, this Grant Notice, the Foreign Annex, the Vesting Schedule and the Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice, the Foreign Annex, the Vesting Schedule or the Agreement.

FLUENCE ENERGY, INC.	PARTICIPANT
By:	Electronic Grant Acceptance in Computershare
Name:	Participant Name
Title:

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ANNEX A-1
PERFORMANCE STOCK UNIT AGREEMENT
Capitalized terms not specifically defined in this Agreement have the meanings specified in the Grant Notice or, if not defined in the Grant Notice, in the Plan.
ARTICLE I.
GENERAL
1.1    Award of PSUs . The Company has granted the PSUs to Participant effective as of the grant date set forth in the Grant Notice (the “Grant Date”). Each PSU represents the right to receive one Share, as set forth in this Agreement and the Plan. Participant will have no right to the distribution of any Shares until the time (if ever) the PSUs have vested.
1.2    Incorporation of Terms of Plan. The PSUs are subject to the terms and conditions set forth in this Agreement, the Grant Notice, the Plan, the Vesting Schedule and the Foreign Annex, if applicable, which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan will control. If the Foreign Annex applies to the Participant, in the event of a conflict between the terms of this Agreement, the Plan or the Foreign Annex, the terms of the Foreign Annex shall control.
1.3    Unsecured Promise. The PSUs will at all times prior to settlement represent an unsecured Company obligation payable only from the Company’s general assets.
ARTICLE II.
VESTING; FORFEITURE AND SETTLEMENT
2.1    Vesting; Forfeiture. The PSUs will vest according to the time vesting schedule in the Grant Notice and according to the Vesting Schedule, except that any fraction of an PSU that would otherwise be vested will be accumulated and will vest only when a whole PSU has accumulated, except as otherwise specified in the Grant Notice or any exhibit thereto. In the event of Participant’s Termination of Service for any reason, all unvested PSUs will immediately and automatically be cancelled and forfeited, except as specified in the Grant Notice or any exhibit thereto.
2.2    Settlement. PSUs will be paid in Shares, as soon as administratively practicable, but in no event more than sixty (60) days, after the Vesting Date (as defined in on Exhibit B). Notwithstanding the foregoing, the Company may delay any payment under this Agreement that the Company reasonably determines would violate Applicable Law until the earliest date the Company reasonably determines the making of the payment will not cause such a violation (in accordance with Treasury Regulation Section 1.409A-2(b)(7)(ii)), provided the Company reasonably believes the delay will not result in the imposition of excise taxes under Section 409A.
ARTICLE III.
TAXATION AND TAX WITHHOLDING
3.1    Representation. Participant represents to the Company that Participant has reviewed with Participant’s own tax advisors the tax consequences of this Award and the transactions contemplated by the Grant Notice and this Agreement. Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.
3.2    Tax Withholding. Notwithstanding any other provision of this Agreement:
(a)    The Company or its applicable Affiliate shall have the authority and the right to deduct or withhold, or to require the Participant to remit to the Company or its applicable Affiliate, an amount sufficient to satisfy all applicable federal, state and local taxes required by law to be withheld with respect to any taxable event arising in connection with the PSUs, in accordance with Section 9.5 of the Plan. In satisfaction of such tax withholding obligations, the Company shall, on Participant’s behalf, instruct the Agent (as defined below) to sell that number of Shares with a value equal to the extent subject to tax withholdings as an employee of the Company or any of its Affiliates, the amount necessary to satisfy all applicable tax withholding obligations with respect to any taxable event arising in connection with the PSUs (at the minimum U.S. statutory federal, state and local tax withholding rate for supplemental income, as applicable, or, if not subject to U.S. tax withholding, at such tax withholding rate as required under applicable non-U.S. law) and, to the extent subject to tax withholdings, agrees to execute any letter of instruction or agreement required by the applicable broker or the Company’s transfer agent (together with any other party the Company determines necessary to execute any letter of instruction or agreement required by the Company’s transfer agent, stock plan administrator, bank, broker, nominee or other similar agent or representative, the “Agent”) to cause the Agent to irrevocably commit to forward the proceeds necessary to satisfy such tax withholding obligations directly to the Company and/or its Affiliates. The Company shall then make a cash payment equal to the required tax withholding from the cash proceeds of such sale(s) directly to the appropriate taxing authorities (such actions, the “Sell to Cover Process”). By accepting this award of PSUs, the Participant hereby acknowledges and agrees:
(i)    The Participant hereby appoints the Agent as the Participant’s agent and authorizes the Agent to sell on the open market at the then prevailing market price(s), on the Participant’s behalf, as soon as practicable on or after the Shares are issued in accordance with this Agreement, that number (rounded up to the next whole number) of the Shares so issued necessary to generate proceeds to cover (A) any tax withholding obligations arising exclusively from such issuance and (B) all applicable fees and commissions due to, or required to be collected by, the Agent with respect thereto to the extent necessary to satisfy such tax withholding obligations.
(ii)    The Participant hereby authorizes the Company and the Agent to cooperate and communicate with one another to determine the number of Shares that must be sold pursuant to subsection (i) above.
(iii)    The Participant understands that the Agent may effect sales as provided in subsection (i) above in one or more sales and that the average price for executions resulting from bunched orders will be assigned to the Participant’s account, and the Participant has no control over the time of such sales. In addition, the Participant acknowledges that it may not be possible to sell Shares as provided by subsection (i) above due to (1) a legal or contractual restriction applicable to the Participant or the Agent, (2) a market disruption, or (3) rules governing order execution priority on the national exchange where the Shares may be traded. The Participant further agrees and acknowledges that in the event the sale of Shares would result in material adverse harm to the Company, as determined by the Company in its sole discretion, the Company may instruct the Agent not to sell Shares as provided by subsection (i) above. In the event of the Agent’s inability to sell sufficient Shares, the Participant will continue to be responsible for the timely payment to the Company and/or its Affiliates of all federal, state, local and foreign taxes that are required by applicable laws and regulations to be withheld.
(iv)    The Participant acknowledges that regardless of any other term or condition of this Section 3.2(a), the Agent will not be liable to the Participant for (1) special, indirect, punitive, exemplary, or consequential damages, or incidental losses or damages of any kind, or (2) any failure to perform or for any delay in performance that results from a cause or circumstance that is beyond its reasonable control.
(v)    The Participant hereby agrees to execute and deliver to the Agent any other agreements or documents as the Agent reasonably deems necessary or appropriate to carry out the purposes and intent of this Section 3.2(a). The Agent is a third-party beneficiary of this Section 3.2(a).
(vi)    This Section 3.2(a) shall terminate not later than the date on which all tax withholding obligations arising in connection with the vesting or settlement of the Award have been satisfied.

(b)    Notwithstanding any other provision of this Agreement, the Company shall not be obligated to deliver any certificate representing Shares issuable with respect to the PSUs to, or to cause any such Shares to be held in book-entry form by, Participant or his or her legal representative unless and until Participant or his or her legal representative shall have paid or otherwise satisfied in full the amount of all federal, state, local and foreign taxes applicable with respect to the taxable income of Participant resulting from the vesting or settlement of the PSUs or any other taxable event related to the PSUs.
(c)    Participant is ultimately liable and responsible for all taxes owed in connection with the PSUs, regardless of any action the Company or any Affiliate takes with respect to any tax withholding obligations that arise in connection with the PSUs. Neither the Company or any of its Affiliates makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or settlement of the PSUs or the subsequent sale of Shares, or the Sell to Cover Process (or any transactions thereunder). Neither the Company nor any of its Affiliates commits and is under no obligation to structure the PSUs to reduce or eliminate Participant’s tax, insider trading or other liability.
ARTICLE IV.
OTHER PROVISIONS
4.1    Adjustments. Participant acknowledges that the PSUs, the Shares subject to the PSUs are subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan.
4.2    Notices. Any notice to be given under the terms of this Agreement to the Company must be in writing and addressed to the Company in care of the Company’s Secretary at the Company’s principal office or the Secretary’s then-current email address or facsimile number. Any notice to be given under the terms of this Agreement to Participant must be in writing and addressed to Participant at Participant’s last known mailing address, email address or facsimile number in the Company’s personnel files. By a notice given pursuant to this Section, either party may designate a different address for notices to be given to that party. Any notice will be deemed duly given when actually received, when sent by email, when sent by certified mail (return receipt requested) and deposited with postage prepaid in a post office or branch post office regularly maintained by the United States Postal Service, when delivered by a nationally recognized express shipping company or upon receipt of a facsimile transmission confirmation.
4.3    Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
4.4    Conformity to Securities Laws. Participant acknowledges that the Plan, the Grant Notice, the Vesting Schedule, and this Agreement are intended to conform to the extent necessary with all Applicable Laws and, to the extent Applicable Laws permit, will be deemed amended as necessary to conform to Applicable Laws.
4.5    Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in the Plan, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
4.6    Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Grant Notice, this Agreement, the PSUs will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. To the extent Applicable Laws permit, this Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.

4.7    Entire Agreement. The Plan, the Grant Notice and this Agreement (including any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.
4.8    Agreement Severable. In the event that any provision of the Grant Notice or this Agreement is held illegal or invalid, the provision will be severable from, and the illegality or invalidity of the provision will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.
4.9    Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the PSUs, and rights no greater than the right to receive Shares as a general unsecured creditor with respect to the PSUs, as and when settled pursuant to the terms of this Agreement.
4.10    Not a Contract of Employment. Nothing in the Plan, the Grant Notice or this Agreement confers upon Participant any right to continue in the employ or service of the Company or any Affiliate or interferes with or restricts in any way the rights of the Company and its Affiliates, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written agreement between the Company or an Affiliate and Participant.
4.11    Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which will be deemed an original and all of which together will constitute one instrument.
4.12    Electronic Signature and Delivery. By accepting this Agreement, the Participant consents to the electronic delivery of prospectuses, annual reports and other information required to be delivered by the U.S. Securities and Exchange Commission rules. Without limiting the foregoing, the Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.
4.13    Section 409A. The PSUs are intended to be exempt from, or compliant with Section 409A of the Code and shall be interpreted consistent with such intent. Notwithstanding the foregoing or any provision of the Plan or this Agreement, if any provision of the Plan or this Agreement contravenes Section 409A of the Code or could cause the Participant to incur any tax, interest or penalties under Section 409A of the Code, the Administrator may, in its sole discretion and without the Participant’s consent, modify such provision to (a) comply with, or avoid being subject to, Section 409A of the Code, or to avoid the incurrence of taxes, interest and penalties under Section 409A of the Code, and/or (b) maintain, to the maximum extent practicable, the original interest and economic benefit to the Participant of the applicable provision without materially increasing the cost to the Company or contravening the provisions of Section 409A of the Code. This Section 4.13 does not create an obligation on the part of the Company to modify the Plan or this Agreement and does not guarantee that the PSUs will not be subject to tax, interest and/or penalties under Section 409A of the Code.
4.14    Clawback. The PSUs shall at all times be subject to any clawback or similar policies or programs established by the Company, as may be amended from time to time (each, a “Clawback Policy”). In addition (and without limiting the Company’s rights and the Participant’s obligations under any Clawback Policy), to the extent required by applicable law or the rules and regulations of the Nasdaq Global Market or any other securities exchange or interdealer quotation on which the Common Stock is listed or quote, the PSUs shall be subject (including on a retroactive basis) to clawback, forfeiture or similar requirements (and such requirements shall be deemed incorporated by reference into this

Agreement) and, upon request by the Company, Participant shall execute an acknowledgment with respect to any applicable Clawback Policy.
4.15    Special Provisions for PSUs Granted to Participants Outside the U.S. If the Participant performs services for the Company outside of the United States, the PSUs shall be subject to the special provisions, if any, for the Participant’s country of residence, as set forth in the Foreign Annex. If the Participant relocates to the country included in the Foreign Annex during the life of the PSUs, the special provisions for such country shall apply to the Participant, to the extent the Company determines that the application of such provisions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Company reserves the right to impose other requirements on the PSUs and the Shares, to the extent the Company determines it is necessary or advisable in order to comply with local laws or facilitate the administration of the Plan, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
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VESTING SCHEDULE

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